Exhibit 99.1

FOR IMMEDIATE RELEASE

New York REIT Announces Results for Fourth Quarter 2017

New York, NY, March 1, 2018 (PR NEWSWIRE) – New York REIT, Inc. (NYSE: NYRT) (the "Company" or "NYRT"), which is liquidating and winding down pursuant to a plan of liquidation, announced today its financial results for the fourth quarter ended December 31, 2017.

Liquidation Status

As of February 28, 2018, the Company has sold, or entered into firm contracts to sell, all of its properties except for the remaining 50.1% interest in Worldwide Plaza, the Viceroy Hotel and the 33 West 56th Street Garage. The Company currently expects the 33 West 56th Street Garage will be sold during the second quarter of 2018 and that the Viceroy Hotel will have a signed purchase and sale contract by the end of the second quarter of 2018, although there can be no assurance that either one of these events will take place in this time frame. The Company has combined debt outstanding of $57.2 million as of today. As of February 28, 2018, the Company has paid aggregate cash liquidating distributions of $851.4 million, or $5.07 per share.

Financial Results

Liquidation Basis of Accounting

Following NYRT’s shareholder approval of the plan of liquidation on January 3, 2017, effective January 1, 2017, in accordance with Generally Accepted Accounting Principles ("GAAP"), the Company began reporting its financial results on the liquidation basis of accounting. Accordingly, on January 1, 2017 the carrying value of the Company’s investments in real estate were adjusted to their liquidation value, which represents the estimated amount of cash that the Company will collect on disposal of assets as it carries out its liquidation activities under the Liquidation Plan. The current estimate of net assets in liquidation as of December 31, 2017 has been estimated based on undiscounted cash flow projections assuming that all of the properties will be sold by June 30, 2018 except for the remaining interest in Worldwide Plaza. The actual timing of sales has not yet been determined and is subject to future events and uncertainties and the estimates are subject to change based on the actual timing of future asset sales and other factors. The liquidation value of the Company’s investments in real estate is presented on an undiscounted basis. Estimated costs to dispose of assets and revenues expected to be earned as management carries out its liquidation activities through the end of the projected liquidation period have been presented separately from the related assets. Liabilities are carried at their contractual amounts due as adjusted for the impact of timing of the planned liquidation.

Based on the liquidation basis of accounting, the current estimate of net assets in liquidation at December 31, 2017 results in estimated future liquidating distributions of approximately $4.96 per Common Share, of which $2.00 per common share was distributed on January 26, 2018.

For financial statement presentation purposes, Worldwide Plaza has been valued at $1.725 billion, based on the recent market transaction associated with the Company’s sale of a 48.7% interest in the property on October 18, 2017. The Worldwide Plaza value also includes an additional $90.7 million which is classified as restricted cash and has been set aside to fund the Company’s share of potential future leasing and capital costs at Worldwide Plaza. To the extent the full $90.7 million reserve is not used, the balance is expected to be available for distribution to shareholders. The Company's plan to hold the investment in Worldwide Plaza beyond its original estimated liquidation period and to make further capital investment to release and reposition the property are all actions that are outside the scope of normal liquidation activities. Accordingly, the estimated accretion in future market value will be reflected in the financial results as the specific actions related to the repositioning have been completed and such increases in market value can be observed. Any assets held longer than the two-year period following the shareholder approval of the Plan of Liquidation must be transferred to a non-traded entity for the remainder of the holding period, however, such transfer may be completed at any time prior to the two year anniversary of the approval of the Plan of Liquidation. The Company currently projects that the remaining interest in Worldwide Plaza will be sold by November 1, 2021.

Management believes that implementation of the business plan for Worldwide Plaza will take at least two years and may take up to four years given the size of the building, the scope and nature of the capital investment and the time needed to allow for the critical milestones in leasing and asset repositioning to take place. Management estimates that once these actions are implemented and come to fruition, the value of the property could be in the range of $1.9 billion to $2.2 billion on an undiscounted basis. Assuming additional investment in Worldwide Plaza of $64.0 million from the Company’s reserve, plus a corresponding investment from the Company’s joint venture partners, a future value for Worldwide Plaza between $2.0 billion and $2.2 billion would produce a residual value between $2.19 and $2.77 per share, an increase of $0.32 to $0.90 per share over the Company’s current carrying value. In addition, there are contractual rents at Worldwide Plaza that generate predictable cash flow during the estimated four-year hold period which, net of expenses, we estimate would produce an additional $0.43 per Common Share over a four-year hold period versus the $0.13 per share currently accrued based on a 12 month holding period assumed for liquidation accounting purposes. Management’s estimate, and the estimates below, like any estimate or projection, are subject to various assumptions and uncertainties including the joint venture’s ability to execute on the business plan, tenants paying their rental obligations, the equity capital and financing markets and New York City market conditions generally. There is no assurance that the joint venture will be successful in taking these various actions and that these actions will, in fact, result in the estimated increase in the value of the property.

If our future cash flow projections and residual value estimates are realized, this would result in an estimate of future liquidating distributions, inclusive of the $2.00 per share paid in January 2018, of between $5.58 and $6.16 per share. The difference between the higher per share estimate of future value and the reported $4.96 per share estimate is derived from an increase ranging from $0.32 to $0.90 per share in the estimated future value of Worldwide Plaza, plus an additional $0.30 per share of net cash flow generated by holding Worldwide Plaza for an additional three-year holding period beyond what is recognized in the financial statements.

Fourth Quarter Activity

Financing and Sales Activity

•	Worldwide Plaza – Manhattan, New York - On October 18, 2017, the Company sold a 48.7% interest in Worldwide Plaza to a joint venture managed by SL Green Realty Corp. and RXR Realty LLC based on the agreed upon value of the property of $1.725 billion. In conjunction with the equity sale, there was a concurrent $1.2 billion refinancing of the existing Worldwide Plaza debt. The Company received cash at closing of approximately $355.0 million from the sale and excess proceeds from the financing, which is net of certain closing costs, including $109.0 million of defeasance and prepayment costs, and a $90.7 million capital reserve. The new debt on Worldwide Plaza bears interest at a blended rate of approximately 3.98% per annum, requires monthly payments of interest only and matures in November 2027.

•	245-249 West 17th Street and 218 West 18th Street – Manhattan, New York - On October 11, 2017, the Company sold to an independent third party the 245-249 West 17th Street (Twitter) and 218 West 18th Street (Red Bull) office properties in Manhattan, New York for a gross sales price of $514.1 million. The properties were part of the collateral for the $760.0 million cross collateralized and secured loans. In connection with the sale, the Company paid down $347.9 million of debt as required under the loans. After satisfaction of debt, pro-rations and closing costs the Company received net proceeds of approximately $146.2 million.

•	229 West 36th Street and 256 West 38th Street – Manhattan, New York – On November 6, 2017, the Company sold to an independent third party the 229 West 36th Street and 256 West 38th Street office properties in Manhattan, New York for a gross sales price of $155.9 million. The 229 West 36th Street property was part of the collateral for the $760.0 million cross collateralized and secured loans. In connection with the sale, the Company paid down $66.1 million of debt as required under the loans. The 256 West 38th Street property was encumbered by a $24.5 million mortgage loan which was satisfied in full upon the sale of the property. After pay down of debt under the cross collateralized and secured loans, satisfaction of the mortgage debt, pro-rations and closing costs the Company received aggregate net proceeds of approximately $58.8 million.

•	1440 Broadway – On December 19, 2017, the Company sold to an independent third party the 1440 Broadway office property in Manhattan, New York for a gross sales price of $520.0 million. The 1440 Broadway property was encumbered by a $305.0 million mortgage loan which was satisfied in full upon the sale of the property. After satisfaction of debt, pro-rations and closing costs, the Company received net proceeds of approximately $192.9 million.

Distributions

On November 28, 2017, the Company paid a cash liquidating distribution of $2.07 per share to shareholders of record as of November 20, 2017.

On December 27, 2017, the Company paid a cash liquidating distribution of $1.00 per share to shareholders of record as of December 8, 2017.

2018 Subsequent Events

Sales Activity

•	333 West 34th Street – On January 5, 2018, the Company sold to an independent third party the 333 West 34th Street office property in Manhattan, New York for a gross sales price of $255.0 million. The property was part of the collateral for the $760.0 million POL Loans. In connection with the sale, the Company paid down $110.6 million as required under the POL Loans upon the sale of the property. After satisfaction of debt, pro-rations and closing costs, the Company received net proceeds of approximately $134.6 million.

•	350 West 42nd Street – On January 10, 2018, the Company sold to an independent third party the 350 West 42nd Street retail property in Manhattan, New York for a gross sales price of $25.1 million. The property was part of the collateral for the $760.0 million POL Loans. After satisfaction of debt, pro-rations and closing costs, the Company received net proceeds of approximately $12.6 million. In connection with the sale, the Company paid down $11.3 million as required under the POL Loans upon the sale of the property.

•	One Jackson Square – On February 6, 2018, the Company sold to an independent third party the One Jackson Square retail property in Manhattan, New York for a gross sales price of $31.0 million. The property was part of the collateral for the $760.0 million POL Loans. In connection with the sale, we paid down $13.0 million as required under the POL Loans upon the sale of the property. After satisfaction of debt, pro-rations and closing costs, the Company received net proceeds of approximately $16.5 million.

•	306 East 61st Street – On February 16, 2018, the Company sold to an independent third party the 306 East 61st Street office property in Manhattan, New York for a gross sales price of $47.0 million. The property was encumbered by a $19.0 million mortgage loan payable which was satisfied in full at closing. After satisfaction of debt, pro-rations and closing costs, the Company received net proceeds of approximately $26.5 million.

•	2091 Coney Island Avenue – On February 14, 2018, the Company sold to an independent third party the 2091 Coney Island Avenue office property in Brooklyn, New York for a gross sales price of $3.8 million. The property, together with the retail property located at 2067-2073 Coney Island Avenue make up 1100 Kings Highway. The property is part of the collateral for the $20.2 million mortgage note payable on 1100 Kings Highway. In connection with the sale, the Company was required to pay down the outstanding mortgage loan by $4.4 million.

•	416 Washington Street – contract for sale – On January 22, 2018, the Company entered into a contract to sell to an independent third party the 416 Washington Street retail property in New York, New York for a gross sales price of $11.2 million. The property is part of the collateral for the $760.0 million POL Loans. In connection with the sale, the Company expects to pay down $5.5 million as required under the POL Loans upon the sale of the property. If consummated, the sale of the property is expected to close in the first quarter of 2018.

•	2067 – 2073 Coney Island Avenue – contract for sale – On January 25, 2018, the Company entered into a contract to sell to an independent third party the 2067-2073 Coney Island Avenue retail property in Brooklyn, New York for a gross sales price of $30.5 million. The property is part of the collateral for the mortgage note payable on 1100 Kings Highway, which has a current outstanding balance of $15.9 million. If consummated, the sale of the property is expected to close in the second quarter 2018.

•	350 Bleecker Street and 367-387 Bleecker Street – contract for sale – On February 15, 2018, the Company entered into a combined contract to sell to an independent third party the 350 Bleecker Street and 367-387 Bleecker Street properties located in Manhattan, New York for a gross sale price of $31.5 million. The properties are part of the collateral for the $760.0 million POL Loans. In connection with the sale the Company expects to pay down the POL Loans by $21.1 million. If consummated, the sale of the properties is expected to close in the second quarter of 2018.

Distribution

On January 26, 2018, the Company paid a cash liquidating distribution of $2.00 per share to shareholders of record as of January 19, 2018.

About NYRT

NYRT is a publicly traded real estate investment trust listed on the NYSE that owns income-producing commercial real estate, including office and retail properties, located in New York City. NYRT's shareholders recently adopted a plan of liquidation pursuant to which NYRT is liquidating and winding down and, in connection therewith, is seeking to sell its assets in an orderly fashion to maximize shareholder value. For more information, please visit our website at www.nyrt.com.

Forward-Looking Statements

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. The statements in this release state the Company's and management's hopes, intentions, beliefs, expectations or projections of the future and are forward-looking statements for which the Company claims the protections of the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995. It is important to note that future events and the Company's actual results could differ materially from those described in or contemplated by such forward-looking statements. Such forward looking statements include, but are not limited to, statements about potential increases in liquidating distributions if the joint venture is able to complete targeted capital improvements, critical tenant lease renewals and reposition this asset. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general economic conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business, (iii) local real estate conditions, (iv) increases in interest rates, (v) increases in operating costs and real estate taxes, (vi) changes in accessibility of debt and equity capital markets and (vii) the timing of asset sales. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's filings with the Securities and Exchange Commission, copies of which may be obtained from the Company or the Securities and Exchange Commission. The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, specifically the section titled "Risk Factors" in the Company's most recent Annual Report on Form 10-K, as may be updated or supplemented in the Company's Form 10-Q filings, which discuss these and other factors that could adversely affect the Company's results.

CONSOLIDATED STATEMENT OF NET ASSETS

(Liquidation Basis)

(unaudited, in thousands)

December 31, 2017
Assets
Investments in real estate	$488,616
Investment in unconsolidated joint venture	257,634
Cash and cash equivalents	241,019
Restricted cash held in escrow	99,768
Accounts receivable	3,696
Total Assets	$1,090,733

Liabilities
Mortgage notes payable	$215,494
Liability for estimated costs in excess of estimated receipts during liquidation	27,228
Accounts payable, accrued expenses and other liabilities	14,881
Related party fees payable	17
Total Liabilities	257,620
Commitments and Contingencies

Net assets in liquidation	$833,113

Further details regarding the Company's results of operations, properties, joint ventures and tenants are available in the Company's Form 10-K for the year ended December 31, 2017 which will be filed with the Securities and Exchange Commission and will be available for download at the Company's website www.nyrt.com or at the Securities and Exchange Commission website www.sec.gov.

Contacts
Media:	Investor Relations:

Jonathan Keehner	Wendy Silverstein, Chief Executive Officer
Mahmoud Siddig	New York REIT, Inc.
Joele Frank, Wilkinson Brimmer Katcher	wsilverstein@nyrt.com
jkeehner@joelefrank.com	(617) 570-4750
msiddig@joelefrank.com
(212) 355-4449	John Garilli, Chief Financial Officer
New York REIT, Inc.
jgarilli@nyrt.com
(617) 570-4750